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                         October 25, 2022

       David A. Zapico
       Chairman of the Board and Chief Executive Officer
       AMETEK, Inc.
       1100 Cassatt Road
       Berwyn, PA 19312

                                                        Re: AMETEK, Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 14,
2022
                                                            File No. 001-12981

       Dear David A. Zapico:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program